Exhibit 10.30

ALCOA CORPORATION

TERMS AND CONDITIONS FOR STOCK OPTION AWARDS

Effective January 24, 2018

These terms and conditions, including Appendices A and B attached hereto (the “Award Terms”), are authorized by the Compensation and Benefits Committee (the “Committee”) of the Board of Directors. They are deemed to be incorporated into and form a part of every Stock Option award issued on or after January 24, 2018 under the Alcoa Corporation 2016 Stock Incentive Plan, as may be amended from time to time (the “Plan”).

Terms that are defined in the Plan have the same meanings in the Award Terms.

General Terms and Conditions

1.  Stock Option awards are subject to the terms and conditions set forth in the Participant’s account with the Company’s designated stock plan broker or service provider (the “Broker”), subject to the provisions of the Plan and the Award Terms. If the Plan and the Award Terms are inconsistent, the provisions of the Plan will govern. Interpretations of the Plan and the Award Terms by the Committee are binding on the Participant and the Company.

2.  The exercise price (or option price) of a stock option is 100% of the fair market value per Share on the date of grant, unless the Participant’s account with the Broker specifies a higher exercise price.

3.  The expiration date of a Stock Option is ten years after the date of grant.

Vesting and Exercisability

4.  Stock Options vest as to one-third of the Award on the first anniversary of the grant date, as to one-third of the Award on the second anniversary of the grant date and as to one-third of the Award on the third anniversary of the grant date.

5.  Except as provided in paragraph 7, once vested, a Stock Option may be exercised until its expiration date, as long as the Participant remains an active employee of the Company or a Subsidiary. As an administrative matter, the vested portion of this Stock Option may be exercised only until the close of the New York Stock Exchange on the expiration date or such earlier termination date set forth in paragraph 7 or, if such date is not a business day on the New York Stock Exchange, the last business day before such date. Any later attempt to exercise the Stock Option will not be honored. The Participant is solely responsible for any election to exercise the Stock Option, and the Company has no obligation to provide notice to the Participant of any matter, including, but not limited to, the date the Stock Option terminates. Neither the Company nor any Subsidiary has any liability in the event of the Participant’s failure to timely exercise any vested Stock Option prior to its expiration.

6.  Except as provided in paragraph 7:

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as a condition to exercise of a Stock Option, a Participant must remain an active employee of the Company or a Subsidiary until the date the option vests, and if a Stock Option vests as to some but not all Shares covered by the Award, the Participant must be an active employee on the date the relevant portion of the Award vests; and

•

if the Participant’s employment with the Company (including its Subsidiaries) terminates prior to the vesting date of the Stock Option (or relevant option portion), the Stock Option (or relevant option portion) is forfeited and is automatically canceled.

7.  Notwithstanding anything contained herein to the contrary, the following are exceptions to the vesting and exercisability rules:

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Death or Disability: a Stock Option held by a Participant, who dies while an Employee or who is permanently and totally disabled (as defined below) while an Employee, is not forfeited but vests in accordance with the original vesting date. In the case of a Participant who dies while an Employee, any Stock Option that is vested must be exercised by a legal representative or beneficiary on the earlier of five years from the date of death or the original expiration date of the Stock Option. In the case of a Participant who is permanently and totally disabled while an Employee, any Stock Option that is vested must be exercised on the earlier of five years from the date of such disability or the original expiration date of the Stock Option.

A Participant is deemed to be permanently and totally disabled if the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months. A Participant shall not be considered to be permanently and totally disabled unless the Participant furnishes proof of the existence thereof in such form and manner, and at such times, as the Company may require. In the event of a dispute, the determination whether a Participant is permanently and totally disabled will be made by the Committee or its delegate.

•	Change in Control: a Stock Option vests if a Replacement Award is not provided following certain Change in Control events, as described in the Plan.

•

Retirement: a Stock Option is not forfeited if it is held by a Participant who terminates employment due to Retirement at least 6 months after the grant date, provided that such termination of employment is not for Cause (as such term is defined in the Alcoa Corporation Change in Control Severance Plan). In that event, any unvested portion of the Stock Option vests in accordance with the original vesting schedule of the grant, and any Stock Option that is vested will be exercisable until the earlier of five years from the date of Retirement or the original expiration date of the Stock Option.

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Divestiture: if a Stock Option is held by a Participant who is to be terminated from employment with the Company or a Subsidiary as a result of a divestiture of a business or a portion of a business of the Company and the Participant either becomes an employee of (or is leased or seconded to) the entity acquiring the business on the date of the closing, or the Participant is not offered employment with the entity acquiring the business and is terminated by the Company or a Subsidiary within 90 days of the closing of the sale, then, at the discretion of the Chief Executive Officer of the Company, for Participants other than Section 16 Insiders (as defined below), or, at the discretion of the Committee for Section 16 Insiders, as the case may be:

•

Any unvested portion of the Stock Option will continue to vest under the original vesting schedule and once vested, will be exercisable until the earlier of the original expiration date of the Stock Option or two years from the date the Participant’s employment with the Company or a Subsidiary has been terminated; and

•

Any vested portion of the Stock Option will remain exercisable until the earlier of the original expiration date of the Stock Option or two years from the date the Participant’s employment with the Company or a Subsidiary has been terminated.

For purposes of this paragraph, employment by “the entity acquiring the business” includes employment by a subsidiary or affiliate of the entity acquiring the business; and “divestiture of a business” means the sale of assets or stock resulting in the sale of a going concern. “Divestiture of a business” does not include a plant shut down or other termination of a business.

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Termination of Employment: if a Stock Option is held by a Participant whose employment with the Company (including its Subsidiaries) is terminated for any reason other than those described above in this paragraph 7, any unvested Stock Options will be forfeited on the date of termination of employment and any vested Stock Options will remain exercisable for 90 days after the date employment is terminated.

If and to the extent that a Stock Option that was initially granted as an Incentive Stock Option and is exercised at a time that results in the failure of the Stock Option to qualify for the tax treatment afforded to incentive stock options under the Code, the Stock Option shall remain outstanding according to its terms as a non-qualified stock option.

Option Exercise and Payment of Exercise Price

8.  A vested, exercisable option is exercised when a signed notification of exercise is received by the Company, including, as applicable, through submission to the Broker.

9.  Payment in full of the exercise price of a Stock Option is due on the exercise date. Unless otherwise determined by the Company with respect to Participants residing and/or working outside the United States (other than with respect to any such Participant who is a Section 16 Insider (as defined below)), payment of the option exercise price may be made:

•	in cash (including a “broker-assisted cashless exercise” described in the next paragraph); or

•	by the delivery or presentation of Shares that have an aggregate fair market value on the date of exercise, which, together with any cash payment, equals or exceeds the Stock Option exercise price.

10. A Participant may elect to pay the cash exercise price of the option through a “broker-assisted cashless exercise.” On or prior to the exercise date, the Participant must deliver the Participant’s instruction directing and obligating the Broker to (a) sell Shares (or a sufficient portion of the Shares) acquired upon exercise of the option and (b) remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from the exercise. Such proceeds are due not later than the third trading day after the exercise date.

11. Shares owned by a Participant include (a) those registered in the Participant’s name (or registered jointly with another person), (b) those held in a brokerage account owned by the Participant individually or jointly with another person, and (c) those held in a trust, partnership, limited partnership or other entity for the benefit of the Participant individually (or for the benefit of the Participant jointly with another person). Notwithstanding the foregoing, Shares owned by a Participant do not include Shares held in any qualified plan, IRA or similar tax deferred arrangement or Shares that are otherwise subject to potential accounting limitations regarding their use in stock swap transactions. The Company may require verification or proof of ownership or length of ownership of any shares delivered in payment of the exercise price of an option.

Taxes

12. All taxes required to be withheld under applicable tax laws in connection with the Stock Option must be paid by the Participant immediately upon exercise (or at the time of any other relevant taxable event).

13. The Company may satisfy applicable tax withholding obligations by any of the means set forth in Section 15(k) of the Plan, except that the Company shall not have discretion to withhold Shares from any Shares deliverable upon exercise if the Participant is subject to the short-swing profit rules of Section 16(b) of the Exchange Act (a “Section 16 Insider”). Withholding taxes in the United States include applicable income taxes, federal and state unemployment compensation taxes and FICA/FUTA taxes.

14. The amount of taxes that may be paid by a Participant may be determined by applying the minimum rates or, to the extent approved by the Committee, up to the maximum individual tax rate for the applicable tax jurisdiction required by applicable tax regulations.

15. Notwithstanding any other provision of the Stock Option or the Plan, the Company shall not be obligated to guarantee any particular tax result for the Participant with respect to the Stock Option and/or payment provided to the Participant hereunder, and the Participant shall be responsible for any taxes imposed on the Participant with respect to such award and/or payment. The Participant acknowledges that neither the Company nor any Subsidiary has made any representation or given any advice to the Participant with respect to taxes.

Beneficiaries

16. If permitted by the Company, Participants will be entitled to designate one or more beneficiaries to receive all Stock Options that are unexercised at the time of the Participant’s death. All beneficiary designations will be on a beneficiary designation form approved for the Plan. Copies of the form will generally be available from the Broker or may otherwise be obtained from the Company.

17. Beneficiary designations on an approved form will be effective at the time received by the Company, including, as applicable, through submission to the Broker. A Participant may revoke a beneficiary designation at any time by written notice to the Company, including, as applicable, through submission to the Broker, or by filing a new designation form. Any designation form previously filed by a Participant will be automatically revoked and superseded by a later-filed form.

18. A Participant will be entitled to designate any number of beneficiaries on the form, and the beneficiaries may be natural or corporate persons.

19. The failure of any Participant to obtain any recommended signature on the form will not prohibit the Company from treating such designation as valid and effective. No beneficiary will acquire any beneficial or other interest in any Stock Option prior to the death of the Participant who designated such beneficiary.

20. Unless the Participant indicates on the form that a named beneficiary is to receive unexercised options only upon the prior death of another named beneficiary, all beneficiaries designated on the form will be entitled and required to join in the exercise of the option. Unless otherwise indicated, all such beneficiaries will have an equal, undivided interest in all such Stock Options.

21. Should a beneficiary die after the Participant but before the option is exercised, such beneficiary’s rights and interest in the option award will be transferable by last will and testament of the beneficiary or the laws of descent and distribution. A named beneficiary who predeceases the Participant will obtain no rights or interest in a stock option award, nor will any person claiming on behalf of such individual. Unless otherwise specifically indicated by the Participant on the beneficiary designation form, beneficiaries designated by class (such as “children,” “grandchildren” etc.) will be deemed to refer to the members of the class living at the time of the Participant’s death, and all members of the class will be deemed to take “per capita.”

22. If a Participant does not designate a beneficiary or if the Company does not permit a beneficiary designation, the Stock Options that are unexercised at the time of death of the Participant will be transferred to the Participant’s legal heirs pursuant to the Participant’s last will and testament or by the laws of descent and distribution and may be exercised by the legal heirs as set forth in paragraph 7.

Transferable Options

23. Upon approval of, and subject to such requirements as may be imposed by, the Company, vested Stock Options may be transferred to one or more immediate family members, individually or jointly. A trust, each of whose beneficiaries is the Participant or an immediate family member, will be deemed to be a family member for purposes of these rules.

24. Any permitted transfer of Stock Options shall be effective on the date written notice thereof, on a form approved for this purpose, is received. Copies of the form will generally be available from the Broker or may otherwise be obtained from the Company. As a condition to transfer, the Participant shall agree to remain responsible to pay the applicable taxes due in relation to the option. The Participant or the Participant’s estate will be required to provide sufficient evidence of ability to pay such taxes upon the Company’s request.

25. A transfer shall be irrevocable; no subsequent transfer by the transferee shall be effective. Notwithstanding the foregoing, a transferee shall be entitled to designate a beneficiary in accordance with the provisions of paragraphs 16 through 22 above. Except where a beneficiary has been designated, in the event of death of the transferee prior to option exercise, the transferee’s option will be transferable by last will and testament or the laws of descent and distribution.

26. Except as modified by the provisions of paragraphs 23 through 25, all terms applicable to option exercises by Participants are applicable to exercises by transferees. The Plan administrator may make and publish additional rules applicable to exercises by transferees not inconsistent with these provisions.

Adjustments

27. In the event of an Equity Restructuring, or other transaction described in Section 4(f) of the Plan, the Committee will equitably adjust the Stock Option as it deems appropriate in accordance with the terms of the Plan. The adjustments authorized by the Committee will be final and binding.

Repayment/Forfeiture

28. As an additional condition of receiving the Stock Option, the Participant agrees that the Stock Option and any benefits or proceeds the Participant may receive hereunder shall be subject to forfeiture and/or repayment to the Company as provided in Sections 15(e) and (f) of the Plan including, without, limitation, to the extent required (i) under the terms of any recoupment or “clawback” policy adopted by the Company to comply with applicable laws or with the Company’s Corporate Governance Guidelines or other similar requirements, as such policy may be amended from time to time (and such requirements shall be deemed incorporated into the Award Terms without the Participant’s consent) or (ii) to comply with any requirements imposed under applicable laws and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted, including, without limitation, pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Further, if the Participant receives any amount in excess of what the Participant should have received under the terms of the Restricted Share Units for any reason (including without limitation by reason of a financial restatement, mistake in calculations or administrative error), all as determined by the Committee, then the Participant shall be required to promptly repay any such excess amount to the Company. By accepting this Award, Participant agrees and acknowledges the obligation to cooperate with, and provide any and all assistance necessary to, the Company to recover or recoup this Award or amounts paid hereunder pursuant to this Section 15 and the Plan.

Miscellaneous Provisions

29. Stock Exchange Requirements; Applicable Laws. Notwithstanding anything to the contrary in the Award Terms, no Shares purchased upon exercise of the Stock Option, and no certificate representing all or any part of such Shares, shall be issued or delivered if, in the opinion of counsel to the Company, such issuance or delivery would cause the Company to be in violation of, or to incur liability under, any securities law, or any rule, regulation or procedure of any U.S. national securities exchange upon which any securities of the Company are listed, or any listing agreement with any such securities exchange, or any other requirement of law or of any administrative or regulatory body having jurisdiction over the Company or a Subsidiary.

30. Stockholder Rights. No person or entity shall be entitled to vote, receive dividends or be deemed for any purpose the holder of any Shares until the Stock Option shall have been duly exercised to purchase such Shares in accordance with the provisions of the Award Terms.

31. Notices. Any notice required or permitted under the Award Terms shall be in writing and shall be deemed sufficient when delivered personally or sent by confirmed email, telegram, or fax or five days after being deposited in the mail, as certified or registered mail, with postage prepaid, and addressed to the Company at the Company’s principal corporate offices or to the Participant at the address maintained for the Participant in the Company’s records or, in either case, as subsequently modified by written notice to the other party.

32. Severability and Judicial Modification. If any provision of the Award Terms is held to be invalid or unenforceable under the applicable laws of any country, state, province, territory or other political subdivision or the Company elects not to enforce such restriction, the remaining provisions shall remain in full force and effect and the invalid or unenforceable provision shall be modified only to the extent necessary to render that provision valid and enforceable to the fullest extent permitted by law. If the invalid or unenforceable provision cannot be, or is not, modified, that provision shall be severed from the Award Terms and all other provisions shall remain valid and enforceable.

33. Successors. The Award Terms shall be binding upon and inure to the benefit of the Company and its successors and assigns, on the one hand, and the Participant and his or her heirs, beneficiaries, legatees and personal representatives, on the other hand.

34. Appendices. Notwithstanding any provisions in the Award Terms, for Participants residing and/or working outside the United States, the Stock Option shall be subject to the additional terms and conditions set forth in Appendix A to the Award Terms and to any special terms and conditions for the Participant’s country set forth in Appendix B to the Award Terms. Moreover, if the Participant relocates outside the United States or relocates between the countries included in Appendix B, the additional terms and conditions set forth in Appendix A and the special terms and conditions for such country set forth in Appendix B will apply to the Participant, to the extent the Company determines that the application of such terms and conditions is necessary or advisable for legal or administrative reasons. The Appendices constitutes part of the Award Terms.

35. Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the Stock Option and on any Shares acquired under the Plan, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

36. Waiver. A waiver by the Company of breach of any provision of the Award Terms shall not operate or be construed as a waiver of any other provision of the Award Terms, or of any subsequent breach by the Participant or any other Participant.

37. No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the

Company making any recommendations regarding the Participant’s participation in the Plan, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s participation in the Plan before taking any action related to the Plan.

38. Governing Law and Venue. As stated in the Plan, the Stock Option and the provisions of the Award Terms and all determinations made and actions taken thereunder, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of Delaware, United States of America, without reference to principles of conflict of laws, and construed accordingly. The jurisdiction and venue for any disputes arising under, or any actions brought to enforce (or otherwise relating to), the Stock Option will be exclusively in the courts in the State of Delaware, including the Federal Courts located therein (should Federal jurisdiction exist).

39. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

40. Entire Agreement. The Award Terms and the Plan embody the entire understanding and agreement of the parties with respect to the subject matter hereof, and no promise, condition, representation or warranty, express or implied, not stated or incorporated by reference herein, shall bind either party hereto.

41. Section 409A. The Stock Option is intended to be excepted from coverage under Section 409A of the Code (“Section 409A”) and shall be administered, interpreted and construed accordingly. The Company may, in its sole discretion and without the Participant’s consent, modify or amend these Award Terms, impose conditions on the timing and effectiveness of the exercise of the Stock Option by the Participant, or take any other action it deems necessary or advisable, to cause the Stock Option to be excepted from Section 409A (or to comply therewith to the extent the Company determines it is not excepted). Notwithstanding the foregoing, the Participant recognizes and acknowledges that Section 409A may impose upon the Participant certain taxes or interest charges for which the Participant is and shall remain solely responsible.

42. Employment at Will. Nothing in the Award Terms or the Plan provide the Participant with any right to continue in the Company’s or any of its affiliates’ employ for any period of specific duration or interfere with or otherwise restrict in any way the Participant’s or the rights of the Company and its affiliates to terminate the Participant’s service at any time for any reason, with or without cause. The Participant’s status with the Company and its affiliates will accordingly remain at will.

Acceptance of Award

43. In accordance with Section 15(c) of the Plan (as in effect at the grant date), the Participant may reject the Stock Option by notifying the Company within 30 days of the grant date that he or she does not accept the Stock Option. The Participant’s acceptance of the Stock Option constitutes the Participant’s acceptance of and agreement with the Award Terms. Notwithstanding the foregoing, if required by the Company, the Participant will provide a signed copy of the Award Terms in such manner and within such timeframe as may be requested by the Company. The Company has no obligation to issue Shares to the Participant if the Participant does not accept the Stock Option.

APPENDIX A TO THE ALCOA CORPORATION

2016 Stock Incentive Plan

Terms and Conditions for Stock Option Awards

For Non-U.S. Participants

This Appendix A contains additional (or, if so indicated, different) terms and conditions that govern the Stock Option if the Participant resides and/or works outside of the United States. Capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Terms and Conditions for Stock Option Awards (the “Terms and Conditions”).

A.	Termination. This provision supplements paragraph 6 of the Terms and Conditions.

The Company will determine when the Participant is no longer providing services for purposes of the Stock Option (including whether the Participant may still be considered to be providing services while on a leave of absence).

B.	Responsibility for Taxes. This provision replaces paragraphs 12 through 15 of the Terms and Conditions (except if the Participant is a Section 16 Insider).

The Participant acknowledges that, regardless of any action taken by the Company or, if different, the Subsidiary that employs the Participant (the “Employer”), the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company or the Employer. The Participant further acknowledges that the Company and/or the Employer (a) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Stock Option, including, but not limited to, the grant, vesting or exercise of the Stock Option, the subsequent sale of Shares acquired upon exercise of the Stock Option and the receipt of any dividends; and (b) do not commit to and are under no obligation to structure the terms of the Stock Option or any aspect of the Stock Option to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. The Participant shall not make any claim against the Company, the Employer or any other Subsidiary, or their respective board, officers or employees related to Tax-Related Items arising from the Stock Option. Furthermore, if the Participant has become subject to tax in more than one jurisdiction, the Participant acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

Prior to any relevant taxable or tax withholding event, as applicable, the Participant will pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company and/or the Employer, or their respective agents, at their discretion, to satisfy their withholding obligations with regard to all Tax-Related Items by: (i) requiring a cash payment from the Participant; (ii) withholding from the Participant’s wages or other cash compensation paid to the Participant by the Company and/or the Employer, (iii) withholding from the proceeds of the sale of Shares acquired pursuant to the Stock Option, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization without further consent); and/or (iv) withholding from the Shares to be issued upon exercise of the Stock Option.

Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the Share equivalent) or, if not refunded, the Participant may seek a refund from the local tax authorities. If the obligation for Tax-Related Items is satisfied by withholding in Shares, the Participant is deemed, for tax purposes, to have been issued the full number of Shares upon exercise of the Stock Option, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items.

Finally, the Participant shall pay to the Company and/or the Employer any amount of Tax-Related Items that the Company and/or the Employer may be required to withhold or account for as a result of the Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.

C.	Nature of Award. In accepting the Stock Option, the Participant acknowledges, understands and agrees that:

a.	the Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended, or terminated by the Company at any time, to the extent permitted by the Plan;

b.	this Award of Stock Options is exceptional, voluntary and occasional and does not create any contractual or other right to receive future Stock Options, or benefits in lieu of Stock Options, even if Stock Options have been granted in the past;

c.	all decisions with respect to future Stock Options or other Awards, if any, will be at the sole discretion of the Company;

d.	this Award of Stock Options and the Participant’s participation in the Plan shall not create a right to, or be interpreted as forming an employment or service contract with the Company and shall not interfere with the ability of the Employer to terminate the Participant’s employment contract (if any) at any time;

e.	the Participant’s participation in the Plan is voluntary;

f.	this Award of Stock Options and the Shares acquired under the Plan, and the income from and value of same, are not intended to replace any pension rights or compensation;

g.	this Award of Stock Options and the Shares acquired under the Plan, and the income and value of the same, are not part of normal or expected compensation or salary for any purposes, including, without limitation, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments;

h.	if the underlying Shares do not increase in value, the Stock Option will have no value;

i.	if the Participant exercises the Stock Option and acquires Shares, the value of such Shares may increase or decrease in value, even below the exercise price;

j.	the future value of the Shares subject to the Stock Option is unknown and cannot be predicted with certainty;

k.	unless otherwise agreed with the Company, Stock Options and the Shares acquired under the Plan, and the income from and value of same, are not granted as consideration for, or in connection with, the service the Participant may provide as a director of any Subsidiary;

l.	no claim or entitlement to compensation or damages shall arise from the forfeiture of any portion of this Award of Stock Options resulting from termination of the Participant’s employment relationship (for any reason whatsoever and regardless of whether later found to be invalid or in breach of applicable laws in the jurisdiction where the Participant is employed or otherwise rendering services, or the terms of the Participant’s employment or service agreement, if any);

m.

unless otherwise provided in the Plan or by the Company in its discretion, this Award of Stock Options and the benefits under the Plan evidenced by these Award Terms do not create any entitlement to have this Award of Stock Options or any such benefits transferred to, or assumed by, another company nor to be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Shares; and

n.	neither the Company, the Employer nor any other Subsidiary shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the United States Dollar that may affect the value of the Stock Option or of any amounts due to the Participant pursuant to the Stock Option or the subsequent sale of any Shares acquired under the Plan.

D.  Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in these Award Terms and any other grant materials by and among, as applicable, the Company, the Employer and any other Subsidiary for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan.

The Participant understands that the Company and the Employer may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, social insurance number, passport or other identification number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all Stock Options or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan.

The Participant understands that Data may be transferred to the Broker or such additional or other stock plan service providers as may be selected by the Company, which are assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that the Participant may request a list with the names and addresses of any potential recipients of Data by contacting the Participant’s local human resources representative. The Participant authorizes the Company, the Broker and any other possible recipients which may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer Data, in electronic or other form, for the sole purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage the Participant’s participation in the Plan. The Participant understands that the Participant may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing the Participant’s local human resources representative. Further, the Participant understands that the Participant is providing the consents herein on a purely voluntary basis. If the Participant does not consent, or if the Participant later seeks to revoke the Participant’s consent, the Participant’s employment and career with the Employer will not be affected; the only consequence of refusing or withdrawing the Participant’s consent is that the Company would not be able to grant this Award of Stock Options or other Awards to the Participant or administer or maintain such Awards. Therefore, the Participant understands that refusing or withdrawing the Participant’s consent may affect the Participant’s ability to participate in the Plan. For more information on the consequences of the Participant’s refusal to consent or withdrawal of consent, the Participant understands that the Participant may contact the Participant’s local human resources representative.

E.  Retirement. Notwithstanding paragraph 7 of the Terms and Conditions, if the Company receives an opinion of counsel that there has been a legal judgment and/or legal development in the Participant’s jurisdiction that would likely result in the favorable treatment applicable to the Stock Option pursuant to paragraph 7 being deemed unlawful and/or discriminatory, then the Company will not apply the favorable treatment at the time of the Participant’s retirement, and the Stock Option will be treated as set forth in the remaining provisions of paragraph 7 of the Terms and Conditions.

F.  Language. If the Participant has received these Award Terms, or any other document related to this Award of Stock Option and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.

G.  Insider Trading Restrictions/Market Abuse Laws. The Participant acknowledges that, depending on his or her country of residence, the Broker’s country of residence, or where the Shares are listed, the Participant may be subject to insider trading restrictions and/or market abuse laws in applicable jurisdictions, which may affect his or her ability to accept, acquire, sell, or attempt to sell or otherwise dispose of Shares or rights to Shares (e.g., Stock Options) or rights linked to the value of Shares, during such times as the Participant is considered to have “inside information” regarding the Company (as defined by applicable laws or regulations in applicable jurisdictions). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant placed before possessing inside information. Furthermore, the Participant may be prohibited from (i) disclosing inside information to any third party including colleagues of the Participant (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them to otherwise buy or sell securities. Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Participant acknowledges that it is his or her responsibility to comply with any applicable restrictions, and the Participant should consult his or her personal advisor on this matter.

H.  Foreign Asset/Account Reporting Requirements, Exchange Controls and Tax Requirements. The Participant acknowledges that his or her country may have certain foreign asset and/or account reporting requirements and exchange controls which may affect his or her ability to acquire or hold Shares under the Plan or cash received from participating in the Plan (including from any dividends received or sale proceeds arising from the sale of Shares) in a brokerage or bank account outside his or her country. The Participant understands that he or she may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of the Participant’s participation in the Plan to his or her country through a designated bank or broker and/or within a certain time after receipt. In addition, the Participant may be subject to tax payment and/or reporting obligations in connection with any income realized under the Plan and/or from the sale of Shares. The Participant acknowledges that it is his or her responsibility to be compliant with all such requirements, and that the Participant should consult his or her personal legal and tax advisors, as applicable, to ensure the Participant’s compliance.

APPENDIX B TO THE ALCOA CORPORATION

2016 Stock Incentive Plan

Terms and Conditions for Stock Option Awards

For Non-U.S. Participants

Capitalized terms used but not defined in this Appendix B have the meanings set forth in the Plan and the Terms and Conditions for Stock Option Awards (the “Terms and Conditions”).

Terms and Conditions

This Appendix B includes special terms and conditions that govern the Stock Option if the Participant resides and/or works in one of the countries listed below.

If the Participant is a citizen or resident of a country other than the country in which the Participant is currently residing and/or working, or if the Participant transfers to another country after the grant of the Stock Option or is considered a resident of another country for local law purposes, the Committee shall, in its discretion, determine to what extent the special terms and conditions contained herein shall be applicable to the Participant.

Notifications

This Appendix B also includes information regarding exchange controls, tax and certain other issues of which the Participant should be aware with respect to participation in the Plan. The information is based on the securities, exchange control, tax and other laws in effect in the respective countries as of October 2017. Such laws are often complex and change frequently. As a result, the Company strongly recommends that the Participant not rely on the information in this Appendix B as the only source of information relating to the consequences of participation in the Plan because the information may be out of date at the time the Participant exercises the Stock Option or sells Shares acquired under the Plan.

In addition, the information contained herein is general in nature and may not apply to the Participant’s particular situation and the Company is not in a position to assure the Participant of any particular result. Accordingly, the Participant should seek appropriate professional advice as to how the relevant laws in the Participant’s country may apply to his or her situation.

Finally, if the Participant is a citizen or resident of a country other than the country in which the Participant currently works and/or resides, or if the Participant transfers to another country after the grant of the Stock Option, or is considered a resident of another country for local law purposes, the information contained herein may not be applicable to the Participant in the same manner.

AUSTRALIA

Terms and Conditions

Australia Offer Document.

The grant of the Stock Options is intended to comply with the provisions of the Corporations Act, 2001, Australian Securities and Investments Commission (“ASIC”) Regulatory Guide 49 and ASIC CO 14/1000. Additional details are set forth in the Offer Document for the Stock Options to Australian resident employees, which is being provided to the Participant with the Award Terms.

Notifications

Exchange Control Information.

Exchange control reporting is required for cash transactions exceeding A$10,000 and for international fund transfers. If an Australian bank is assisting with the transaction, the bank will file the report on the Participant’s behalf.

Tax Information.

The Plan is a plan to which Subdivision 83A-C of the Income Tax Assessment Act 1997 (Cth) applies (subject to conditions in the Act).

BRAZIL

Terms and Conditions

Compliance with Law.

By accepting the Stock Option, the Participant acknowledges that he or she agrees to comply with applicable Brazilian laws and to pay any and all applicable taxes associated with the exercise of the Stock Options, the sale of the Shares acquired under the Plan and the receipt of any dividends.

Acknowledgment of Nature of the Grant.

This provision supplements paragraph C “Nature of Award” of Appendix A:

By accepting and/or exercising the Stock Option, the Participant agrees that he or she is making an investment decision, the Stock Option may be exercised only if the vesting conditions are met and any necessary services are rendered by the Participant over the vesting period, and the value of the underlying Shares is not fixed and may increase or decrease in value without compensation to the Participant.

Notifications

Exchange Control Information.

If the Participant is a resident of or domiciled in Brazil, he or she will be required to submit an annual declaration of assets and rights held outside of Brazil to the Central Bank of Brazil if the aggregate value of the assets and rights is equal to or greater than US$100,000. If such amount exceeds US$100,000,000, the declaration must be submitted quarterly. Assets and rights that must be reported include Shares acquired under the Plan. Foreign individuals holding Brazilian visas are considered Brazilian residents for purposes of this reporting requirement and must declare at least the assets held abroad that were acquired subsequent to the date of admittance as a resident of Brazil.

Tax on Financial Transactions (IOF).

The remittance of funds from Brazil, the repatriation of funds (e.g., sale proceeds) into Brazil and the conversion of USD into BRL associated with such fund transfers may be subject to the Tax on Financial Transactions. It is the Participant’s responsibility to comply with any applicable Tax on Financial Transactions arising from the Participant’s participation in the Plan. The Participant should consult with his or her personal tax advisor for additional details.

CANADA

Terms and Conditions

Payment of Exercise Price and Tax-Related Items.

Notwithstanding any provision in the Plan or the Terms and Conditions (including Appendix A), the Participant is prohibited from delivering Shares that have been owned by the Participant to pay the exercise price or Tax-Related Items in connection with the Stock Option.

Termination of Service. The following provision replaces paragraph A “Termination” of Appendix A.

For purposes of the Stock Option, the Participant’s employment relationship will be considered terminated (regardless of the reason for such termination and whether or not later found to be invalid or in breach of Canadian laws or the terms of the Participant’s employment agreement, if any) effective as of the date that is the earlier of (i) the date of the Participant’s termination, (ii) the date the Participant receives notice of termination, or (iii) the date the Participant is no longer actively providing service and will not be extended by any notice period (e.g., active service would not include any contractual notice period or any period of “garden leave” or similar period mandated under Canadian laws or the terms of the Participant’s employment agreement, if any). Unless otherwise expressly provided in these Award Terms or determined by the Company, the Participant’s right to vest in the Stock Option, if any, will terminate effective as of such date and any period to exercise the Stock Option after termination will start to run on such date. The Committee shall have the exclusive discretion to determine when the Participant is no longer actively providing service for purposes of the Stock Option (including whether the Participant may still be considered to be providing services while on a leave of absence).

The Following Provisions Apply for Participants Resident in Quebec:

Consent to Receive Information in English.

The Participant acknowledges that it is the express wish of the parties that these Award Terms, as well as all documents, notices and legal proceedings entered into, given or instituted pursuant hereto or relating directly or indirectly hereto, be written in English.

Les parties reconnaissent avoir exigé la rédaction en anglais de Conditions d’attribution, ainsi que de tous documents, avis et procédures judiciaires, exécutés, donnés ou intentés en vertu de, ou liés directement ou indirectement à, la présente convention.

Authorization to Release and Transfer Necessary Personal Information. The following provision supplements paragraph D “Data Privacy” of Appendix A.

The Participant hereby authorizes the Company and the Company’s representatives to discuss with and obtain all relevant information from all personnel, professional or not, involved in the administration and operation of the Plan. The Participant further authorizes the Company, any Subsidiary and the administrator of the Plan to disclose and discuss the Plan with their advisors. The Participant further authorizes the Company and any Subsidiary to record such information and to keep such information in the Participant’s employee file.

Notifications

Securities Law Information.

The Participant acknowledges that he or she is permitted to sell the Shares acquired under the Plan through the Broker, provided the sale of the Shares takes place outside of Canada through facilities of a stock exchange on which the Shares are listed (i.e., the NYSE).

Foreign Asset/Account Reporting Information.

Canadian residents are required to report to the tax authorities any foreign property held outside of Canada (including Stock Options and Shares acquired under the Plan) annually on form T1135 (Foreign Income Verification Statement) if the total cost of the foreign property exceeds C$100,000 at any time in the year. The form must be filed by April 30 of the following year. Stock Options must be reported—generally at a nil cost--if the C$100,000 cost threshold is exceeded because of other foreign property the Participant holds. If Shares are acquired, their cost generally is the adjusted cost base (“ACB”) of the Shares. The ACB would normally equal the fair market value of the Shares at exercise, but if the Participant owns other Shares, this ACB may have to be averaged with the ACB of the other Shares. The Participant should consult with his or her personal legal advisor to ensure compliance with applicable reporting obligations.

CHINA

Terms and Conditions

The following terms and conditions will apply to Participants who are subject to exchange control restrictions and regulations in the People’s Republic of China (“PRC”), including the requirements imposed by the State Administration of Foreign Exchange (“SAFE”), as determined by the Company in its sole discretion:

Cashless Exercise Restriction.

Notwithstanding anything to the contrary in the Award Terms or the Plan, to facilitate compliance with exchange control laws in China, the Participant will be required to exercise the Stock Option using a cashless sell-all exercise method whereby all Shares subject to the exercised Stock Option will be sold immediately upon exercise and the proceeds of sale, less the exercise price, any Tax-Related Items and broker’s fees or commissions, will be remitted to the Participant in accordance with any applicable exchange control laws and regulations. The Participant will not be permitted to hold Shares after exercise. The Company reserves the right to provide additional methods of exercise to the Participant depending on the development of local law.

Termination of Employment.

Due to exchange control laws in PRC, notwithstanding any provision in the Plan or the Award Terms, the Participant may be required to exercise any Stock Option within a certain period of time (determined by the Company) after termination. If the Stock Option is not exercised by the Participant by the end of this period, the Stock Option may be forfeited and cancelled. If the Company, in its discretion, does not exercise its right to require the automatic sale of shares, as described above, the Participant understands and agrees that any Shares acquired under the Plan must be sold no later than six (6) months after termination of the Participant’s employment, or within any other such time frame as permitted by the Company or required by SAFE. The Participant understands that any Shares acquired under the Plan that have not been sold within six (6) months of the Participant’s termination of employment will be automatically sold by a designated broker at the Company’s discretion, pursuant to this authorization by the Participant.

Furthermore, the Participant agrees that the Company is authorized to instruct the designated broker to assist with the mandatory sale of such Shares (on the Participant’s behalf, pursuant to this authorization), and the Participant expressly authorized the Company’s designated broker to complete the sale of such Shares. The Participant also agrees to sign any agreements, forms and/or consents that may be reasonably requested by the Company (or the designated broker) to effectuate the sale of such Shares (including, without limitation, as to the transfers of proceeds and other exchange control matters noted below), and shall otherwise cooperate with the Company with respect to such matters, provided that the Participant shall not be permitted to exercise any influence over how, when, or whether the sales occur. The Participant acknowledges that the Company’s designated broker is under no obligation to arrange for the sale of the Shares at any particular price. Due to currency exchange conversion rate fluctuation between the applicable exercise date of the Stock Option and (if later) the date on which the Shares are sold, the amount of proceeds ultimately distributed to the Participant may be more or less than the fair market value of the Shares on the applicable exercise date (which is the relevant amount for purposes of calculating amounts necessary to satisfy applicable Tax-Related Items). The Participant understands and agrees that the Company is not responsible for the amount of any loss the Participant may incur and the Company assumes no liability for any fluctuations in Share price and/or any applicable exchange rate.

Upon the sale of the Shares, the Company agrees to pay the cash proceeds from the sale (less any Tax-Related Items, brokerage fees or commissions) to the Participant in accordance with the applicable exchange control laws and regulations, including but not limited to the restrictions set forth in this Appendix B for China below under “Exchange Control Requirements.”

Exchange Control Restrictions.

The Participant understands and agrees that, pursuant to local exchange control requirements, the Participant will be required to immediately repatriate any cash payments or proceeds obtained with respect to participation in the Plan to the PRC. The Participant further understands that such repatriation of any cash payments or proceeds may need to be effectuated through a special exchange control account established by the Company or any Subsidiary, and the Participant hereby consents and agrees that any payment or proceeds may be transferred to such special account prior to being delivered to the Participant.

Any payment or proceeds may be paid to the Participant in U.S. dollars or local currency at the Company’s discretion. If the payments or proceeds are paid to the Participant in U.S. dollars, the Participant will be required to set up a U.S. dollar bank account in the PRC (if the Participant does not already have one) so that the payments or proceeds may be deposited into this account. If the payments or proceeds are paid to the Participant in local currency, the Company is under no obligation to secure any particular exchange conversion rate and the Company may face delays in converting the payments or proceeds to local currency due to exchange control restrictions. The Participant agrees to bear any currency exchange conversion rate fluctuation risk between the time the cash proceeds are received and the time the cash proceeds are distributed to the Participant through the special account described above.

The Participant further agrees to comply with any other requirements that may be imposed by the Company in the future to facilitate compliance with exchange control requirements in the PRC.

HUNGARY

There are no country-specific provisions.

ICELAND

Notifications

Exchange Control Information.

The Participant should consult with his or her personal advisor to ensure compliance with applicable exchange control regulations in Iceland, as such regulations are subject to frequent change. The Participant is responsible for ensuring compliance with all exchange control laws in Iceland.

ITALY

Terms and Conditions

Cashless Exercise Restriction.

Notwithstanding anything to the contrary in the Award Terms or the Plan, to facilitate compliance with securities laws in Italy, the Participant will be required to exercise the Stock Option using a cashless sell-all exercise method whereby all Shares subject to the exercised Stock Option will be sold immediately upon exercise and the proceeds of sale, less the exercise price, any Tax-Related Items and broker’s fees or commissions, will be remitted to the Participant in accordance with any applicable exchange control laws and regulations. The Participant will not be permitted to hold Shares after exercise. The Company reserves the right to provide additional methods of exercise to the Participant depending on the development of local law.

Authorization to Release and Transfer Necessary Personal Information. The following provision replaces in its entirety paragraph D “Data Privacy” of Appendix A:

The Participant understands that the Employer and/or the Company may hold certain personal information about the Participant, including, but not limited to, the Participant’s name, home address, email address and telephone number, date of birth, social insurance, passport, or other identification number (to the extent permitted under Italian law), salary, nationality, job title, number of Shares held and the details of all Stock Options or any other entitlement to Shares awarded, cancelled, exercised, vested, unvested or outstanding in the Participant’s favor and that the Company and the Employer will process said data and other data lawfully received from third parties (the “Data”) for the exclusive purpose of implementing, administering and managing the Participant’s participation in the Plan and complying with applicable laws, including community legislation.

The Participant also understands that providing the Company with the Data is necessary to effectuate the Participant’s participation in the Plan and that the Participant’s refusal to do so would make it impossible for the Company to perform its contractual obligations and may affect the Participant’s ability to participate in the Plan. The controller of personal data processing is Alcoa Corporation, 201 Isabella Street, Suite 500 Pittsburgh, PA 15212-5858, U.S.A., and, pursuant to D.lgs 196/2003, its representative in Italy is Alcoa Servizi Srl, Piazzo Giuseppe Missori n.2, Milano, 20122 Italy. The Participant understands that the Data will not be publicized, but it may be accessible by the Employer and the privacy representative of the Company and within the Employer’s organization by its internal and external personnel in charge of processing such Data and the data processor (“Processor”). An updated list of Processors and other transferees of Data is available upon request from the Employer.

Furthermore, the Data may be transferred to banks or other financial institutions or brokers involved in the management and administration of the Plan. The Participant understands that the data may also be transferred to the Broker or such additional or other stock plan service providers as may be selected by the Company in the future. The Participant further understands that the Company or any of its Subsidiaries will transfer the Data among themselves as necessary for the purpose of implementation, administration and management of the Participant’s participation in the Plan. The Data recipients may receive, possess, use, retain and transfer Data in electronic or other form, for the purpose of implementing, administering and managing the Participant’s participation in the Plan. The Participant understands that these recipients may be acting as controllers, Processors or persons in charge of processing, as the case may be, according to applicable privacy laws, and that they may be located in or outside the European Economic Area, such as in the United States or elsewhere, in countries that do not provide an adequate level of data protection as intended under Italian data privacy law. Should the Company exercise its discretion in suspending or terminating the Plan, it will delete the Data as soon as it has accomplished all the necessary legal obligations connected with the management and administration of the Plan.

The Participant understands that Data processing relating to the purposes above specified shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to D.lgs. 196/2003. The processing activity, including the transfer of Data abroad, including outside the European Economic Area, as specified in the Award Terms does not require the Participant’s consent thereto, as the processing is necessary for the performance of legal and contractual obligations related to the implementation, administration and management of the Plan. The Participant understands that pursuant to section 7 of Legislative Decree no. 196/2003, the Participant has the right at any moment to, without limitation, obtain information on the Data held, access and verify its contents, origin and accuracy, delete, update, integrate, correct, block or stop, for legitimate reason, the Data processing by contacting the Participant’s local human resources representative. Finally, the Participant is aware that Data will not be used for direct marketing purposes.

Plan Document Acknowledgement.

By accepting the Stock Option, the Participant acknowledges that the Participant has received a copy of the Plan and the Award Terms and has reviewed the Plan and the Award Terms, including the Appendices, in their entirety and fully understands and accepts all provisions of the Plan and the Award Terms, including the Appendices. The Participant further acknowledges that the Participant has read and specifically and expressly approves the following paragraphs of the Award Terms: paragraphs 4-11: Vesting, Option Exercise and Payment of Exercise Price; paragraph 28: Repayment and Forfeiture; paragraph 29: Stock Exchange Requirements and Applicable Laws; paragraph 32: Severability and Judicial Modification; paragraph 34: Appendices; paragraph 35: Imposition of Other Requirements; paragraph 38: Governing Law and Venue;

paragraph A of Appendix A: Termination; paragraph C of Appendix A: Nature of Award and the Data Privacy provisions above.

Notifications

Foreign Asset/Account Reporting Information.

Italian residents who, during the fiscal year, hold investments abroad or foreign financial assets (e.g., cash, Shares, Stock Options) which may generate income taxable in Italy are required to report such on their annual tax returns (UNICO form, RW Schedule) or on a special form if no tax return is due. The same reporting obligations apply to Italian residents who, even if they do not directly hold investments abroad or foreign financial assets (e.g., cash, Shares, Stock Options), are beneficial owners of the investment pursuant to Italian money laundering provisions. The Participant should consult his or her own personal tax advisor to ensure compliance with applicable reporting obligations.

Tax on Foreign Financial Assets.

The value of the financial assets held outside of Italy by Italian residents is subject to a foreign asset tax at an annual rate of 2 per thousand (0.2%). The taxable amount will be the fair market value of the financial assets (including Shares) assessed at the end of the calendar year. No tax payment duties arise if the amount of the foreign assets tax calculated on all financial assets held abroad does not exceed €12.

NETHERLANDS

There are no country-specific provisions.

NORWAY

There are no country-specific provisions.

SINGAPORE

Terms and Conditions

Sale Restriction.

The Participant agrees that any Shares received upon exercise will not be offered for sale or sold in Singapore prior to the six-month anniversary of the grant date, unless such sale or offer is made pursuant to the exemption under Part XIII Division (1) Subdivision (4) (other than Section 280) of the Securities and Futures Act (Chapter 289, 2006 Ed.) (“SFA”).

Notifications

Securities Law Notice.

The grant of the Stock Options is being made in reliance on the “Qualifying Person” exemption under section 273(1)(f) of the SFA under which it is exempt from the prospectus and registration requirements under the SFA and the grant of the Stock Options is not made to the Participant with a view to the Shares being subsequently offered for sale to any other party. The Plan has not been lodged or registered as a prospectus with the Monetary Authority of Singapore.

Chief Executive Officer / Director Notification Obligation.

The Chief Executive Officer (“CEO”), directors, associate directors or shadow directors of a Singapore Subsidiary are subject to certain notification requirements under the Singapore Companies Act. Specifically, such directors must notify the Singapore Subsidiary in writing of an interest (e.g., Stock Options, Shares, etc.) in the Company or any related company within two business days of (i) its acquisition or disposal, (ii) any change in a previously-disclosed interest (e.g., upon exercise of Stock Options or when Shares acquired under the Plan are subsequently sold), or (iii) becoming the CEO or a director.

SPAIN

No Entitlement for Claims or Compensation.

The following provisions supplement paragraph A “Termination” of Appendix A:

By accepting the Stock Option, the Participant consents to participation in the Plan and acknowledges that Participant has received a copy of the Plan.

The Participant understands and agrees that, as a condition of the grant of the Stock Option, if the Participant’s employment terminates, unless otherwise provided in the Award Terms or by the Company, any unvested Stock Options shall be forfeited without entitlement to the underlying Shares or to any amount as indemnification in the event of a termination, including, but not limited to: resignation, disciplinary dismissal adjudged to be with cause, disciplinary dismissal adjudged or recognized to be without cause, individual or collective layoff on objective grounds, whether adjudged to be with cause or adjudged or recognized to be without cause, material modification of the terms of employment under Article 41 of the Workers’ Statute, relocation under Article 40 of the Workers’ Statute, Article 50 of the Workers’ Statute, unilateral withdrawal by the Employer, and under Article 10.3 of Royal Decree 1382/1985.

The Participant understands that the Company has unilaterally, gratuitously and in its sole discretion decided to grant Stock Options under the Plan to individuals who may be Employees of the Company or a Subsidiary. The decision is limited and entered into based upon the express assumption and condition that any grant will not economically or otherwise bind the Company or its Subsidiaries, including the Employer, on an ongoing basis, other than to the extent set forth in these Award Terms. Consequently, the Participant understands that the Stock Option is granted on the assumption and condition that the Stock Option and any Shares issued upon exercise are not part of any employment or service agreement (either with the Company or any Subsidiary, including the Employer) and shall not be considered a mandatory benefit, salary for any purposes (including severance compensation) or any other right whatsoever. Furthermore, the Participant understands and freely accepts that there is no guarantee that any benefit whatsoever shall arise from the grant of the Stock Option, which is gratuitous and discretionary, since the future value of the Stock Option and the underlying Shares is unknown and unpredictable. The Participant also understands that the grant of the Stock Option would not be made but for the assumptions and conditions set forth hereinabove; thus, the Participant understands, acknowledges and freely accepts that, should any or all of the assumptions be mistaken or any of the conditions not be met for any reason, the Stock Option and any right to the underlying Shares shall be null and void.

Notifications

Securities Law Information.

No “offer of securities to the public”, as defined under Spanish law, has taken place or will take place in the Spanish territory with respect to the Stock Option. No public offering prospectus has been nor will be registered with the Comisión Nacional del Mercado de Valores (Spanish Securities Exchange Commission) (“CNMV”). Neither the Plan nor the Award Terms constitute a public offering prospectus and they have not been, nor will they be, registered with the CNMV.

Exchange Control Information.

The Participant may be required to declare electronically to the Bank of Spain any securities accounts (including brokerage accounts held abroad), any foreign instruments (e.g., Shares) and any transactions with non-Spanish residents (including any payments of cash or Shares made to the Participant by the Company or Broker) if the balances in such accounts together with the value of such instruments as of December 31, or the volume of transactions with non-Spanish residents during the prior or current year, prior tax year exceed €1,000,000. Once the €1,000,000 threshold has been surpassed in either respect, the Participant will generally be required to report all of his or her foreign accounts, foreign instruments and transactions with non-Spanish residents, even if the relevant threshold has not been crossed for an individual item. The Participant will generally only be required to report on an annual basis (by January 20 of each year); however, if the balances in the Participant’s foreign accounts together with value of his or her foreign instruments or the volume of transactions with non-Spanish residents exceed €100,000,000, the Participant acknowledges that more frequent reporting will be required.

Share Reporting Information.

It is the Participant’s responsibility to declare the acquisition, ownership and disposition of Shares for to the Spanish Direccion General de Comercio e Inversiones (the “DGCI”) of the Ministry of Economy and Competitiveness on a Form D-6. Generally, the declaration must be made in January for Shares owned as of December 31 of the prior year and/or shares acquired or disposed of during the prior year; however, if the value of the Shares acquired or disposed of or the amount of the sale proceeds exceeds €1,502,530 (or if the Participant holds 10% or more of the share capital of the Company or other such amount that would entitle the Participant to join the Board of Directors), the declaration must be filed within one month of the acquisition or disposition, as applicable. The Participant should consult with his or her personal advisor to determine the Participant’s obligations in this respect.

Foreign Asset/Account Reporting Information.

To the extent that the Participant holds Shares and/or has bank accounts outside Spain with a value in excess of €50,000 (for each type of asset) as of December 31, the Participant will be required to report information on such assets on his or her tax return (tax form 720) for such year. After such Shares and/or accounts are initially reported, the reporting obligation will apply for subsequent years only if the value of any previously-reported Shares or accounts increases by more than €20,000 or if the Participant sells or otherwise disposes of any previously-reported Shares or accounts.

SURINAME

Terms and Conditions

Option Exercise.

Notwithstanding anything to the contrary in the Award Terms or the Plan, if deemed to be necessary by the Company to comply with applicable laws, the Participant will be required to exercise the Stock Option using a cashless sell-all exercise method whereby all Shares subject to the exercised Stock Option will be sold immediately upon exercise and the proceeds of sale, less the exercise price, any Tax-Related Items and broker’s fees or commissions, will be remitted to the Participant in accordance with any applicable exchange control laws and regulations. In this case, the Participant will not be permitted to hold Shares after exercise. The Company reserves the right to provide additional methods of exercise to the Participant depending on the development of local law.

SWITZERLAND

Notifications

Securities Law Information.

The grant of the Stock Option under the Plan is considered a private offering in Switzerland and is, therefore, not subject to registration in Switzerland. Neither this document nor any other material related to the Stock Option constitutes a prospectus as such term is understood pursuant to Article 652a of the Swiss Code of Obligations, and neither this document nor any other materials related to the Stock Option may be publicly distributed or otherwise made publicly available in Switzerland. Neither this document nor any other offering or marketing materials relating to the Stock Options have been or will be filed with, approved or supervised by any Swiss regulatory authority (in particular, the Swiss Financial Market Supervisory Authority (FINMA)).